(Logo)


     February 3, 1997


     Dear NUI Shareholder:

     We are pleased to invite you to attend the Company's 1997 Annual Meeting of Shareholders, which will be held at 10:30 a.m. on Tuesday, March 11, 1997 at the offices of Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey.

     At the Meeting we will review the Company's financial results for fiscal year 1996 and share with you our vision for the future of the Company and our thoughts on the accelerating pace of change occurring within the energy industry.

     We will also consider and vote on the election of two directors and the appointment of our independent public accountants for the fiscal year ending September 30, 1997.

     Please remember to complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. Your vote is important to us.

     We look forward to seeing you on March 11.


     Sincerely,



     JOHN KEAN                           JOHN KEAN, JR.
     Chairman of the Board               President and Chief Executive
     Officer


     (Logo)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     To the Shareholders:

     The Annual Meeting of Shareholders of NUI Corporation will be held at 10:30 a.m. on Tuesday, March 11, 1997 at the offices of Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey, for the following purposes:

       1. To elect two (2) directors for three year terms expiring in 2000;

       2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1997; and

       3. To transact such other business as may properly be brought before the Annual Meeting, or any adjournment thereof.

     Only shareholders of record at the close of business on January 27, 1997 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                      By Order of the Board of Directors


                                      JAMES R. VAN HORN
                                      General Counsel and Secretary
     February 3, 1997

     ---------------------------------------------------------------------

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.
     --------------------------------------------------------------------



     Convenient parking is available in the immediate vicinity for shareholders attending the meeting. Directions to the meeting site are included on the back cover.




                                NUI CORPORATION
                        550 Route 202-206, P.O. Box 760
                       Bedminster, New Jersey 07921-0760

                                ---------------
                                PROXY STATEMENT
                                ---------------
       This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation, a New Jersey corporation (hereinafter referred to as the "Company" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, March 11, 1997 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about February 3, 1997.

     Record Date, Shareholders Entitled to Vote and Vote Required

       Only shareholders of record of the Company's Common Stock, no par value (the "Common Stock") at the close of business on January 27, 1997 are entitled to notice of and to vote at the Annual Meeting. As of January 27, 1997 there were outstanding 11,210,540 shares of Common Stock entitled to notice of and to vote at the Annual Meeting. These shares were held by 6,742 shareholders of record.

       The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company's By Laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

     Solicitation, Revocation and Voting of Proxies

       This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Annual Meeting from the Company's shareholders personally or by telephone or telegram without additional remuneration. The Company will also provide persons, firms, banks and companies holding shares in their names or in the names of nominees which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses related to such transmittal. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $5,500, plus expenses.

       The form of proxy enclosed is for use at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted at the Annual Meeting in the manner indicated on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of each of the nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1997

       Broker non votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the Annual Meeting.



     PROPOSAL NUMBER ONE
     ELECTION OF DIRECTORS
       The By-Laws of the Company provide that the Board of Directors shall consist of not less than eight nor more than 25 directors. The Company currently has eight directors. The By-Laws also provide that the Board of Directors shall be divided into three classes, with directors in each class serving three year terms. Approximately one-third of the Board of Directors is elected each year. The By-Laws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term.

       It is the intention of the persons named as proxies to vote in favor of James J. Forese and R. Van Whisnand as directors of the Company for three-year terms expiring at the 2000 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Messrs. Forese and Whisnand were last elected to the Board at the 1994 Annual Meeting of Shareholders.

       While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. The By-Laws of the Company provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the Board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of the Company.

     Nominees for Election

       Set forth below is information concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

     (Picture of   James J. Forese, age 60
     James J.      Current term expires in 1997
     Forese)       Member of the Audit, Executive and Compensation
                   Committees

                   Mr. Forese has served as a director of the Company since 1978. Since January 1, 1997 he has served as Executive Vice President and President, International Operations, IKON Office Solutions (office equipment and supply systems). From January 1, 1996 to December 31, 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. (office equipment and supply systems). From October, 1993 through December, 1995 he served as General Manager of Customer Financing for International Business Machines Corporation ("IBM") and as Chairman of IBM Credit Corporation. From 1990 through 1995 he held the additional position of Vice President-Finance of IBM. Mr. Forese also serves as a director of American Management Systems, Inc. and Unisource World Wide Corporation.

     (Picture of   R. Van Whisnand, age 52
     R. Van        Current term expires in 1997
     Whisnand)     Member of the Compensation and Executive Committees

                   Mr. Whisnand has served as a director since 1982. Since March, 1995 he has served as a principal of Fox Asset Management (investment management). Prior thereto Mr. Whisnand served as a partner in Combined Capital Management (investment management).



     Continuing Board Members
       Set forth below is information concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the Board of Directors whose current terms of office extend beyond 1997:

     (Picture of   Calvin R. Carver, age 71
     C. R. Carver) Current term expires in 1999
                   Member of the Audit, Executive and Investment Committees

                   Mr. Carver has served as a director of the Company since 1969. He served as Executive Vice President of the Company until his retirement in 1986. He is Vice President, Treasurer and a director of Penn-Jersey Pipe Line Co.


     (Picture of   Dr. Vera King Farris, age 56
     Dr. Vera      Current term expires in 1999
     King Farris)  Member of the Compensation and Investment Committees

                   Dr. Farris has served as a director of the Company since 1994. She is President of The Richard Stockton College of New Jersey. She also serves as a director of Flagstar Companies, Inc. and on the boards of numerous educational and civic organizations.


     (Picture of   John Kean, age 67
     John Kean)    Current term expires in 1998
                   Chairman of the Board of Directors
                   Member of the Executive and Investment Committees

                   Mr. Kean has served as a director since 1969. He served as Chief Executive Officer of the Company from 1969 until his retirement in April, 1995, holding the positions of Chairman of the Board since October, 1994 and President from 1969 until October, 1994. Mr. Kean is also a director of E'Town Corporation and its subsidiary, Elizabethtown Water Company.


     (Picture of   John Kean, Jr., age 39
     John          Current term expires in 1998
     Kean, Jr.)    President and Chief Executive Officer
                   Member of the Executive Committee

                   Mr. Kean has served as a director since 1995. Since April, 1995 he has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. He served as Executive Vice President of the Company from January 1992 to September 1994 and as Executive Vice President of Elizabethtown Gas Company from March 1993 to September 1994. Prior to March, 1993 Mr. Kean held the additional position of Chief Financial Officer of the Company. He also serves on the Board of Trustees of the Institute of Gas Technology.


     (Picture of   Dr. Bernard S. Lee, age 62
     Dr. Bernard   Current term expires in 1998
     S. Lee)       Member of the Audit and Compensation Committees

                   Dr. Lee has served as a director since 1992. He is Chief Executive Officer and President of the Institute of Gas Technology. Dr. Lee is also a director of Peerless Mfg. Co., Energy BioSystems Corporation and National Fuel Gas Company.


     (Picture of   John Winthrop, age 60
     John          Current term expires in 1999
     Winthrop)     Member of the Audit and Investment Committees

                   Mr. Winthrop has served as a director since 1978. He is President of John Winthrop & Co., Inc. and a partner of Winthrop Melhado Flynn (both investment management firms). He also serves as a director of the American Farmland Trust and several mutual funds, including certain Alliance Capital Funds and the Pioneer Funds.


     Committees and Meetings of the Board of Directors

       The Board of Directors holds regular meetings every other month and special meetings as necessary from time to time. The Board held nine meetings during fiscal year 1996. During the year, total attendance at Board and Committee meetings was 94%. No member of the Board attended fewer than 75% of the aggregate of meetings of the Board and meetings of Committees on which such director served. The Board has an Executive, Audit, Compensation and Investment Committee and does not have a Nominating Committee. Information on the Committees of the Board is set forth below.

       The Executive Committee has the authority (with certain exceptions) to take such actions as the Board of Directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held no meetings during fiscal year 1996. The current members of the Executive Committee are Calvin R. Carver, James
     J. Forese, John Kean (Chairman), John Kean, Jr. and R. Van Whisnand.

       The Audit Committee has the responsibility to review and approve the scope of the annual audit; to recommend to the Board the appointment of independent public accountants; to review and approve the adequacy of the Company's system of internal controls; and to review any non-audit services provided by the independent public accountants. The Committee met four times during fiscal year 1996. The current members of the Audit Committee are Calvin R. Carver, James J. Forese (Chairman), Bernard S. Lee and John Winthrop.

       The Investment Committee has the responsibility to oversee the investment of assets held by the Company's retirement plans and savings and investment plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met four times during fiscal year 1996. The current members of the Investment Committee are Calvin R. Carver (Chairman),Vera King Farris, John Kean and John Winthrop.

       The Compensation Committee has the responsibility to review and make recommendations to the Board of Directors regarding the annual salaries and cash bonuses to be paid to officers of the Company, its divisions and subsidiaries; to review and make recommendations to the Board concerning the Company's executive compensation policies, practices and objectives; to administer the Company's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"); and to make grants and awards under the Stock Plans, establishing vesting and other criteria applicable to any such grants and awards. The Committee met three times in fiscal year 1996. For additional information on the role and activities of the Committee, please see "Compensation Committee Report on Executive Compensation" located later in this Proxy Statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand (Chairman).

     Compensation of Directors

       The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non-employee director of the Company (with the exception of John Kean) is paid a retainer fee in stock pursuant to the Company's Stock Plans that consists of a deferred grant of shares of Common Stock. The number of shares of Common Stock credited to the accounts of such non-employee directors is determined by dividing $15,000 by the closing price of the Common Stock on the date of the annual organization meeting of the Board. Directors who chair Board Committees (with the exception of John Kean) receive an additional deferred grant of Common Stock with a value of $2,500 on the date of the Board's organization meeting. On each Common Stock dividend payment date, these directors are credited with an additional number of shares as if the shares in their deferred accounts had actually been issued and the dividends reinvested. The shares of Common Stock credited to a director under the Stock Plans are issued upon the director's retirement or other termination of the director's service as a member of the Board. As of September 30, 1996, the total deferred grants for non-employee directors provide for the issuance of 22,423 shares of Common Stock, an increase of 5,253 shares during fiscal year 1996. In addition to these retainers, non-employee directors (with the exception of John
     Kean) are paid $600 for attendance at each regular or special meeting of the Board of Directors and any Committee thereof.

       The Company is party to a Consulting Agreement, dated March 24, 1995, with John Kean, who retired as Chief Executive Officer of the Company effective April 1, 1995. The Agreement has a three-year term and expires on March 31, 1998. Under the Agreement, Mr. Kean is providing consulting services to the Company for up to 110 hours each calendar month. The Agreement requires Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the Company or the Board of Directors from time to time. The Agreement also provides that during the term of the Agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the Board. In consideration of the services rendered under the Agreement, the Company provides Mr. Kean with an annual fee of $150,000 and office space, clerical support, expense reimbursement and life, health and medical coverages similar to those previously provided to him when he was an employee of the Company. Other than amouns paid and the benefits provided under the Agreement, Mr. Kean does not receive any additional compensation for serving on the Board or Committees of the Board of the Company, its divisions or subsidiaries. The Agreement will terminate automatically in the event of Mr. Kean's death and may be terminated by the Company for cause or if Mr. Kean should become disabled. Mr. Kean may terminate the Agreement for "Good Reason" (as defined in the Agreement) following a change in control of the Company, upon the impairment of his health or upon thirty days prior written notice. Upon a change in control of the Company, the Agreement is automatically extended for three years following such change in control. In addition, if, following a change in control, the Agreement is terminated by Mr. Kean for Good Reason or by the Company (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive (i) an amount equal to the amounts which would have otherwise been paid to him if the Agreement had remained in effect through its term, (ii) the continuation of benefits through the term of the Agreement, and (iii) an amount, if necessary, in order to offset the impact of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

          Calvin R. Carver and John Kean currently serve as members of the Advisory Board of the Company's Elizabethtown Gas division. Mr. Kean receives no additional compensation for serving on this Board and Mr. Carver is paid a $1,000 annual retainer and $450 for each Elizabethtown Gas Board and Committee meeting attended.

       The Company has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the Company and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director's retirement, subject to a minimum annual benefit of $8,000.

     Compensation Committee Interlocks and Insider Participation

       Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of compensation committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations. While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 1996 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee. The members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand (Chairman).

     Certain Transactions

       Companies and firms with which certain directors are, or during fiscal year 1996 were, affiliated as an officer and/or director had transactions in the ordinary course of business with the Company during fiscal year 1996 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: Alliance Capital Management (John Winthrop), E'Town Corporation and Elizabethtown Water Company (John
     Kean), Fox Asset Management (R. Van Whisnand), Institute of Gas Technology (John Kean, Jr. and Bernard S. Lee), International Business Machines Corporation (James J. Forese), and Penn-Jersey Pipeline Co. (Calvin R. Carver).

       In August 1987, Elizabethtown Gas Company entered into an Agreement of Lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. On December 9, 1987, the predecessor to the New Jersey Board of Public Utilities authorized the acceptance of this agreement subject to certain conditions. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and a Kean family trust of which John Kean and Stewart B. Kean are trustees. Stewart B. Kean is the brother of John Kean and beneficially owns in excess of 5% of the Company's Common Stock (see "Ownership of Voting Securities by Certain Beneficial Owners and Management"). All negotiations relative to the lease were conducted between Elizabethtown Gas Company and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The annual base rent is approximately $2.9 million from 1996 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

     Family Relationships

       John Kean is the father of John Kean, Jr.

       THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

                              PROPOSAL NUMBER TWO
                            RATIFICATION OF AUDITORS

       The accounting firm of Arthur Andersen LLP, 1345 Avenue of the Americas, New York, N.Y. 10105 has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to serve as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 1997. This firm has served as auditors for the Company since 1969. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ARTHUR ANDERSEN LLP AND RECOMMENDS SHAREHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Board of Directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.



                   OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

       Security Ownership of Certain Beneficial Owners.The Company's management is aware of only one shareholder, Stewart B. Kean, who owns beneficially more than five percent of the Company's Common Stock. Information concerning this shareholder and his Common Stock ownership is set forth below.

        Name and Address of                     Number         Percent
        Beneficial Owner                       of Shares       of Class
        Stewart B. Kean                         735,622(1)        6.6%
        Box 1, Elizabeth, New Jersey 07207

     ----------
      (1) Includes (a) 361,999 shares over which Stewart B. Kean has sole voting and investment power, and (b) 373,623 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

     Security Ownership of Management. The following table shows, as of December 31, 1996, the number and percent of the shares of Common Stock beneficially owned by each director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group:

        Title of                         Number of        Percent of
        Class       Beneficial Owner     Shares(1)(2)       Class

     Common Stock  Calvin R. Carver       125,506(3)       1.1%
                   Vera King Farris         2,555          *
                   James J. Forese          4,493          *
                   John Kean              514,445(4)       4.6%
                   John Kean, Jr.          66,317          *
                   Bernard S. Lee           6,634(5)       *
                   R. Van Whisnand          4,493          *
                   John Winthrop            8,577          *
                   Frank T. Bahniuk        16,409          *
                   Robert P. Kenney        27,678          *
                   Lyle C. Motley, Jr.     11,166          *
                   David P. Vincent        28,745          *
                   20 directors and
                   executive officers
                   as a group             883,458          7.9%

     --------------------------
     * Less than 1.0%.

     (1) Includes (a) the number of shares of Common Stock issuable to non-employee directors upon termination of Board service in payment for their annual Board and Committee chair retainers, as follows:
       Calvin R. Carver, James J. Forese and R. Van Whisnand, 4,343 shares each; John Winthrop, 3,902 shares; Bernard S. Lee, 3,329 shares; Vera King Farris, 2,163 shares; and all directors as a group, 22,423 shares; (b) shares of restricted stock, as follows: John Kean, Jr., 39,000 shares; Robert P. Kenney, 13,652 shares; Frank T. Bahniuk, 8,200 shares; Lyle C. Motley, Jr., 9,504 shares; David P. Vincent, 8,385 shares; and all directors and officers as a group, 123,397 shares; and (c) shares that are subject to currently exercisable stock options, as follows: John Kean, Jr., 5,000 shares; David P. Vincent, 4,800 shares; and all directors and officers as a group, 9,800 shares. Mr. Kenney retired from the Company effective on January 1, 1997 and all of his shares of restricted stock vested on that date.

     (2) Except as noted, each beneficial owner indicated has sole voting and investment power with respect to the shares indicated next to such person's name.

     (3) Includes 600 shares with respect to which Mr. Carver disclaims beneficial ownership.

     (4) Includes 140,822 shares over which John Kean has sole voting and investment power and 373,623 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

     (5) Includes 1,000 shares held by Dr. Lee's wife.


     EXECUTIVE OFFICERS

       The following information is provided with respect to each executive officer of the Company. Officers are elected annually at the first meeting of the Board of Directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected. Robert P. Kenney, who is listed later in this Proxy Statement in the Summary Compensation Table, retired from the Company in January, 1997 and is therefore no longer an executive officer.

     John Kean, Jr., age 39
     President and Chief Executive Officer

       Since April, 1995 Mr. Kean has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. From March, 1993 to September, 1994 he served as Executive Vice President of Elizabethtown Gas Company. Prior thereto, he served as Chief Financial Officer of the Company. He held the additional position of Executive Vice President of the Company from January, 1992 to September, 1994.

     Frank T. Bahniuk, age 59
     Senior Vice President-Energy Management

       Mr. Bahniuk has served as Senior Vice President of the Company since August, 1994. Prior thereto, he served as Senior Vice President of Elizabethtown Gas.

     Michael J. Behan, age 50
     Vice President-New Ventures

       Mr. Behan has served as Vice President since March, 1993, and as President of NUI Environmental Group, Inc. since its formation in 1996. Prior thereto he served as Assistant Vice President.

     James W. Crowley, Jr., age 57
     Vice President-Customer Service

       Mr. Crowley has served as Vice President since March 1, 1996. Prior thereto he served as Vice President-Customer Field Services of The Brooklyn Union Gas Company.

     Victor A. Fortkiewicz, age 44
     President, Northern Division

       Mr. Fortkiewicz became President of the Northern Division effective January 1, 1997. From October, 1995 to December, 1996 he served as Vice President of the Company. Prior thereto, he served as Vice President of Elizabethtown Gas.

     Richard L. Gruber, age 37
     Vice President-Marketing

       Mr. Gruber has served as Vice President of the Company and as President of NUI Energy, Inc. since January, 1996. He served as Managing Member for Exchange Development Corp. L.L.C. from 1994 to 1996. Prior thereto he served as Director of Business Development for Electronic Data Systems.

     Stephen M. Liaskos, age 45
     Vice President and Controller

       Mr. Liaskos has served as Controller since September, 1995 and Vice President since March, 1996. From 1992 until September, 1995 he served as an independent financial and accounting consultant and prior thereto he served as Vice President and Controller of Metallgesellschaft Corp.

     Robert F. Lurie, age 39
     Vice President and Treasurer

       Mr. Lurie has served as Treasurer since February, 1994 and Vice President since March, 1996. Prior thereto he served as Director of the Office of Public Finance for the Treasury Department of the State of New Jersey.

     Lyle C. Motley, Jr., age 55
     President-Southern Division

       Mr. Motley has served as President of the Southern Division, which consists of City Gas Company of Florida and the former Pennsylvania and Southern Gas Company, since April, 1995. From March, 1992 through March, 1995 he served as President, and prior thereto as Executive Vice President, of Pennsylvania and Southern Gas Company, which was acquired by the Company in April, 1994.

     Richard J. O'Neill, age 57
     Vice President-Human Resources

       Mr. O'Neill has served as Vice President since October, 1995. From April, 1995 through September, 1995 he served as Senior Vice
     President, and prior thereto as Group Vice President, of Elizabethtown
     Gas.

     James R. Van Horn, age 40
     Vice President, General Counsel and Secretary

       Mr. Van Horn has served as General Counsel and Secretary since June, 1995 and Vice President since March 1996. Prior thereto he served as Senior Vice President, General Counsel and Secretary of Citizens First Bancorp, Inc. and Citizens First National Bank of New Jersey.

     David P. Vincent, age 53
     Vice President-Information Technology

       Mr. Vincent has served as Vice President since March 1996. He served as Chief Technology Officer of the Company from October, 1995 to March, 1996. From April through September, 1995 he served as a Senior Vice President of Elizabethtown Gas. From March, 1993 through March, 1995 he served as Executive Vice President and Chief Financial Officer of the Company and prior thereto he served as Executive Vice President of the Company.

     EXECUTIVE COMPENSATION

     Compensation Committee Report on Executive Compensation

       The Compensation Committee of the Board of Directors (the "Committee") is comprised of four independent, non-employee directors. The Committee has the responsibility of making recommendations to the Board concerning the Company's executive compensation policies, practices and objectives. The Committee makes recommendations to the Board concerning base salary levels and cash bonus awards for the officers of the Company, its divisions and subsidiaries and it administers the Cornpany's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"), making grants and awards under the Stock Plans to selected key employees in its discretion.

       In discharging its responsibilities, the Committee draws upon various resources, including but not limited to the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Committee in making decisions and recommendations to the Board of Directors.

       The Committee strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives. The Committee also recognizes the importance of a strong executive compensation program to attracting and retaining qualified executives. Accordingly, the program is designed to:

       o Provide short-term incentives for individual and Company performance through the payment of cash bonuses;
       o Provide long-term incentives for enhancing shareholder value through equity-based compensation which is earned upon the achievement of specific Company performance goals; and
       o Provide the Company with the ability to attract, motivate and retain key executives who are critical to the success of the Company through the payment of competitive base salaries, the opportunity to earn incentive compensation and through the provision of a competitive benefits package.

       The components of the Company's executive compensation program are base salary, annual cash bonuses, long-term incentive compensation and various benefits. Long-term compensation is comprised of grants and awards under the Company's Stock Plans pursuant to which the Committee may make stock awards and grants of restricted stock, stock options and stock appreciation rights. The benefits provided to executives include medical, retirement and savings plans which are available to employees generally and supplementary medical and retirement plans that are not available to employees generally.

       Consistent with the Committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the Committee made grants of restricted Common Stock for fiscal year 1996 to certain key employees of the Company, including the officers listed in the Summary Compensation Table (with the exception of Robert P. Kenney). The terms of these grants require that the Company achieve specific goals for earnings per share growth during each of the next four fiscal years in order for the recipients to receive all of the shares of Common Stock granted. Ownership of the shares will vest 50% after two years, 25% after the third year and 25% after the fourth year, subject to the condition that the performance objectives have been attained. A reduced number of the granted shares will be earned if these objectives are not met. The Committee has the authority to make adjustments to these performance goals if it deems such adjustments appropriate.

       In addition, to further align management's interest with NUI shareholders, the Committee recently recommended, and the Board of Directors approved, minimum stock ownership requirements for both officers and directors of the Company. The resolution adopted by the Board requires that within a six-year period, the Chief Executive Officer must own Company Common Stock with a market value equal to a minimum of four times his then current base salary. Other executive officers must own Common Stock with a market value equal to a minimum of two times their then current base salary; and non-executive officers at or above the level of Vice President must own Common Stock with a market value equal to their then current base salary. Only shares which are owned outright by these officers will be included in determining their compliance with these requirements; shares of restricted Common Stock which have not vested, as well as shares which have not yet vested under the Company's benefit plans, are not included in determining compliance. Within the six-year compliance period, members of the Board of Directors are also required to own shares of Common Stock with a market value equal to a minimum of six times the then current value of the Board's annual retainer. This would be equivalent to $90,000 based upon the current retainer of $15,000 paid to members of the Board. For purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the Stock Plans. The purpose of these minimum stock ownership requirements is to help ensure the alignment of the interests of management and the Board of Directors with the interests of shareholders. The Board has directed the Committee to regularly monitor the progress of officers and directors toward compliance.

       In establishing recommendations to be made to the Board of Directors for increases in base salary and for cash bonuses for the Company's executives, including the Chief Executive Officer for fiscal year 1996, the Committee considered a number of factors, including various measures of the Company's financial performance, relative both to historical Company performance and the performance of other natural gas distribution companies. The Committee also considered management's achievement of a number of goals during the year, including net income and earnings per share objectives as well as the individual performance and contributions made by each executive officer. These factors were considered collectively, with no specific weight given to each factor. The general conclusion of the Committee after this evaluation was that on an overall basis salary increases should be in line with the average level of executive raises nationwide and cash bonus payments should reflect the significant improvement in the Company's financial results in fiscal year 1996 as well as the individual contributions of each executive officer to this and other Company achievements.

       The compensation paid to John Kean, Jr., President and Chief Executive Officer of the Company, with respect to fiscal year 1996 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by approximately 9% in 1996 from the salary he received in 1995. This increase is the result of a 4% base salary increase he received effective January 1, 1996 and a full year's effect of the salary increase he received when be was elected Chief Executive Officer of the Company in April, 1995. The cash bonus awarded to Mr. Kean, in the amount of $134,400, reflected the assessment of the Committee and the Board of Directors that Mr. Kean's performance during fiscal year 1996 was commendable. The factors considered by the Committee and the Board in reaching this conclusion included the significant improvement in the Company's financial performance in fiscal year 1996 and resulting increase in the Common Stock dividend; the successful recruitment by Mr. Kean of several key officers; the successful establishment and expansion of the Company's non-regulated businesses; the overall improvement in the operations and financial performance of the Company's gas distribution businesses; and his successful leadership of the Company. None of these factors were given specific weight, but instead were considered collectively. In order to provide a long-term incentive to Mr. Kean to continue to improve upon the financial performance of the Company and enhance shareholder value, the Committee awarded him 15,000 shares of restricted Common Stock. In order for Mr. Kean to obtain ownership of these shares, certain vesting and company performance conditions must be satisfied. This restricted stock award is consistent with the Committee's objective of aligning the interests of management with the interests of shareholders.

       The Committee believes that the Company's executive compensation program is well structured and provides maximum incentive to executives to continually improve upon the financial performance of the Company; to attract, retain and motivate key officers; and to enhance shareholder wealth.

     Members of the Compensation Committee
     R. Van Whisnand, Chairman
     Vera King Farris
     James J. Forese
     Bernard S. Lee



     Performance Graph

       The graph below reflects the performance of the Company's Common Stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S & P 500, and the performance of an industry index during that same period of time. The industry index is an index of natural gas distribution companies prepared by Edward D. Jones & Co. The chart below tracks the performance of an investment of $100 on October 1, 1991 and assumes the reinvestment of dividends.



                           NUI TOTAL RETURN COMPARISON

                     1991    1992    1993    1994    1995    1996

     NUI             100.0   156.4   204.9   138.0   133.4   160.3
     Gas Utilities   100.0   121.7   155.3   138.8   149.1   181.5
     S&P 500         100.0   111.0   125.4   130.0   168.6   202.7


     Annual Compensation, Long-Term Compensation and All Other Compensation

       The following table summarizes the compensation paid during fiscal year 1996 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

                           Summary Compensation Table
                                                                           Long-Term
                                    Annual Compensation                    Compensation


     Name and                                            Other Annual    Restricted       All Other
     Principal                        Salary    Bonus     Compensation   Stock Awards     Compensation
     Position(1)              Year      ($)      ($)         ($)(2)         ($)(3)            ($)(4)

     John Kean, Jr.           1996   $242,050   $134,400      --          $292,500         $16,554
     President and Chief      1995    221,200      -0-        --           243,750           6,389
     Executive Officer        1994    177,800      -0-        --           100,050           6,842

     Robert P. Kenney         1996   $216,108    $80,700      --              $-0-         $16,655
     President and CEO        1995    208,025     20,980      --           108,257           9,342
     Northern Division        1994    200,275      -0-        --            82,800           7,283

     Frank T. Bahniuk         1996   $154,500    $56,200      --          $ 78,000         $12,931
     Senior Vice President-   1995    147,675     12,000      --            61,912          10,589
     Energy Management        1994    139,150     23,600      --             5,655          10,097

     Lyle C. Motley, Jr.      1996   $155,625    $50,400      --          $ 87,750         $35,538
     President-Southern       1995    117,644     15,000      --            78,146           6,643
     Division                 1994     37,008      -0-        --             2,828           2,338

     David P. Vincent         1996   $165,400    $29,800      --          $ 58,500         $13,119
     Vice President-          1995    165,400      -0-        --            49,237           8,445
     Information Technology   1994    163,700      -0-        --            8,410            6,427

      -----------------
<F1>
     (1)  Mr. Motley joined the Company on April 19, 1994 and compensation information for Mr. Motley in 1994 relates to the period of April
       19-September 30, 1994. Mr. Kenney retired from the Company effective January 1, 1997.

<F2>
     (2) No figures appear in the "Other Annual Compensation" column because the dollar value of perquisites paid to these officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any of these officers.

<F3>
     (3) The number of shares of restricted stock granted to the listed officers with respect to fiscal year 1996 is as follows: John Kean, Jr.- 15,000; Robert P. Kenney - 0; Frank T. Bahniuk - 4,000; Lyle C.
       Motley, Jr. - 4,500; and David P. Vincent - 3,000. These shares will vest over a four year period as follows: 50% after two years, 25% after three years and 25% after four years. In order for recipients to receive the granted shares, specific performance goals must be achieved by the Company.



       Set forth below is information on current outstanding restricted stock for the listed officers as of September 30, 1996. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares. Mr. Kenney retired from the Company, effective January 1, 1997 and all of his shares of restricted stock vested on that date.

                        Date of        Number of     Value on     Vesting Schedule
     Name               Grant          Shares        9/30/96      Shares      Date

   John Kean, Jr.       11/23/92         700         $13,475       700        11/23/96
                        11/23/93       1,400         $26,950       700        11/22/96
                                                                   700        11/22/97
                        11/22/94       6,900        $132,825     3,450        11/22/96
                                                                 1,725        11/22/97
                                                                 1,725        11/22/98
                        11/28/95      15,000        $288,750     7,500        11/28/97
                                                                 3,750        11/28/98
                                                                 3,750        11/28/99

   Frank T. Bahniuk     11/22/94         390        $  7,508       195        11/22/96
                                                                    97        11/22/97
                                                                    98        11/22/98
                        11/28/95       3,810        $ 73,343     1,905        11/28/97
                                                                   952        11/28/98
                                                                   953        11/28/99

   Robert P. Kenney     11/23/92         850         $ 16,363      850        11/23/96
                        11/22/93       1,600         $ 30,800      800        11/22/96
                                                                   800        11/22/97
                        11/22/94       4,540         $ 87,395    2,270        11/22/96
                                                                 1,135        11/22/97
                                                                 1,135        11/22/98
                        11/28/95       6,662         $128,244    3,331        11/28/97
                                                                 1,665        11/28/98
                                                                 1,666        11/28/99

   Lyle C. Motley, Jr.  11/22/94         195         $  3,754       97        11/22/96
                                                                    49        11/22/97
                                                                    49        11/22/98
                        11/28/95       4,809         $ 92,573    2,404        11/28/97
                                                                 1,202        11/28/98
                                                                 1,203        11/28/99
  David P. Vincent      11/23/92         625         $ 12,031      625        11/23/96
                        11/23/93       1,150         $ 22,138      575        11/22/96
                                                                   575        11/22/97
                        11/22/94         580         $ 11,165      290        11/22/96
                                                                   145        11/22/97
                                                                   145        11/22/98
                        11/28/95       3,030         $ 58,328    1,515        11/28/97
                                                                   757        11/28/98
                                                                   758        11/28/99
<F4>
      (4)  Includes the following amounts representing the employer match under qualified savings plans during fiscal year 1996: John Kean,
      Jr.--$4,500; Frank T. Bahniuk--$4,447; Robert P. Kenney--$4,500;
      Lyle C. Motley, Jr.--$4,125; and David P. Vincent--$4,500. Also
      includes the following amounts representing the value of group life insurance premiums paid during fiscal year 1996: John Kean, Jr.--
      $264; Frank T. Bahniuk--$1,800; Robert P. Kenney--$2,808; Lyle C.
      Motley, Jr.--$761 and David P. Vincent--$1,152. Includes the
      following amounts paid to the listed officers during fiscal year
      1996 with respect to Company's medical expense reimbursement plan, which provides officers with supplemental medical coverage: John
      Kean, Jr.--$1,010; Frank T. Bahniuk--$1,459; Robert P. Kenney--
      $4,206; and David P. Vincent--$71. Also includes relocation reimbursement to Lyle C. Motley, Jr.--0$24,489.

     Options and Stock Appreciation Rights

       No options or Stock Appreciation Rights (SARs) were granted during fiscal year 1996 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. The table set forth below provides information concerning all currently outstanding stock options held by officers listed in the Summary Compensation Table.

              Aggregated Option/SAR Exercises in 1996 Fiscal Year
                 Option and SAR Values as of September 30, 1996

                                                                              Value of
                                                                              Unexercised
                        Shares                                                In-the-Money
                        Acquired                   Number of Securities       Options/SARs
                        on            Value        Underlying Unexercised     at FY End
                        Exercise      Realized     Options/SARs at FY-End(#)  Exercisable/
       Name             (#)                        Exercisable/Unexercisable  Unexercisable(1)

     John Kean, Jr.       ---            ---              5,000/---               $ 8,125
     David P. Vincent     ---            ---              4,800/---               $16,704

      --------------
<F1>
     (1)  The market value of the Common Stock as of September 30, 1996 was
       $19.25. Mr. Kean has an option to purchase 5,000 shares at a per share exercise price of $17.625. Mr. Vincent has an option to purchase 4,800 shares at a per share exercise price of $15.77.

     Retirement Benefit Plans

       The executive officers of the Company earn retirement benefits that may be payable under three separate plans: (1) the Company's Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and
     (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

       The Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months' base salary) multiplied by the number of years of credited service. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under the Company's Retirement Plan.

       The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Company may receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.


       The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with a two year certain:

                                       Years of Service
      Remuneration            10 Years   20 Years   30 Years   40 years

         $ 50,000             $10,000    $20,000    $30,000    $30,000
          100,000              20,000     40,000     60,000     60,000
          150,000              30,000     60,000     90,000     90,000
          200,000              40,000     80,000    120,000    120,000
          250,000              50,000    100,000    150,000    150,000
          300,000              60,000    120,000    180,000    180,000
          350,000              70,000    140,000    210,000    210,000
          400,000              80,000    160,000    240,000    240,000
          450,000              90,000    180,000    270,000    270,000

       Average annual compensation utilized for formula purposes includes salary and bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Retirement Plan for the participants listed in the "Summary Compensation Table" is as follows: John Kean, Jr., 11 years; Robert P. Kenney, 27 years; Frank
     T. Bahniuk, 18 years; and David P. Vincent, 10 years.

       City Gas Company of Florida Pension Plan. The non-bargaining unit employees of City Gas Company of Florida ("CGF") are eligible to participate in the CGF Plan which, generally, is the plan that was in effect when CGF was acquired in 1988. The CGF Plan provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount (when calculated as a life annuity) to 1-1/4% of the participant's final average compensation (the average of the highest sixty consecutive months' payroll compensation in the last ten years of the participant's service as reported on Internal Revenue Service Form W-2) multiplied by the number of years of credited service. Benefits payable to participants in the CGF Plan may be reduced by reason of the limitations imposed under Section 415 of the Code.

       The following table shows the maximum aggregate annual retirement benefit payable at normal retirement age for various levels of final average compensation and years of service under the CGF Plan, assuming the payment of benefits as a life annuity with two years certain:

                                       Years of Service
      Remuneration      10 Years    20 Years    30 Years    40 years

         $ 50,000       $ 6,250     $12,500     $18,750      $25,000
          100,000        12,500      25,000      37,500       50,000
          150,000        18,750      37,500      56,250       75,000
          200,000        18,750      37,500      56,250       75,000

       Average annual compensation utilized for formula purposes includes salary, bonus, the value of restricted stock grants and payments for unused vacation as reduced by reason of the limitations imposed under
     Section 415 of the Code. The benefit amounts shown in the preceding table are not subject to deduction for Social Security benefits or other offset amounts. Lyle C. Motley, Jr. became a participant in the CGF Plan effective January 1, 1996 and has one year of credited service under the CGF Plan. Prior thereto, he had been a participant in the Pennsylvania and Southern Gas Company Retirement Plan, discussed below.

       Pennsylvania and Southern Gas Company Employees Retirement Plan.
     All employees of Pennsylvania and Southern Gas Company (P&S) are eligible to participate in the P&S Retirement Plan which, generally, is the plan that was in effect when P&S was acquired in 1994. The P&S Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount to 1% of final average compensation (the average of the highest sixty consecutive months' payroll compensation during the last ten years of the participant's service) plus 1.55% of the participant's final average compensation in excess of 50% of Covered Compensation (defined by the Social Security Administration for someone reaching Social Security normal retirement age in the year of termination) multiplied by the number of years of credited service up to a maximum of thirty-five years. Benefits payable to participants in the P&S Plan may be reduced by reason of the limitations imposed under Section 415 of the Code.

       The following table shows the maximum aggregate annual retirement benefit payable at normal retirement age for various levels of final average compensation and years of service:

                                   Years of Service
      Remuneration       10 Years    20 Years    30 Years    40 years
         $  50,000       $  7,100    $14,150     $21,250     $24,800
           100,000         14,850     29,650      44,500      51,900
           150,000         22,600     45,150      67,750      79,050
           200,000         22,600     45,150      67,750      79,050

       Final annual compensation utilized for formula purposes includes salary and bonus payments as reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which limit the participant's annual average compensation for formula purposes to $150,000. Lyle C. Motley, Jr. has 14 years of credited service under the P&S Plan; his average compensation for purposes of the Plan is $91,648.

     Change in Control Agreements

       The Company is party to Change in Control Agreements with certain officers, including those officers listed in the Summary Compensation Table (with the exception of Robert P. Kenney). The purpose of these Agreements is to provide key management personnel with certain financial protection in the event of a change in control of the Company and the subsequent termination of the officer's employment. By providing this protection, the Company helps to ensure that the efforts of key employees remain focused on the Company's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

       A covered officer becomes entitled to the payments and benefits provided for in the Agreement if, within thirty-six months after the change in control, the Company (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability or the employee terminates his or her employment for Good Reason (as defined in the Agreement). Under the Agreement, the payments to which a covered officer will be entitled in such a termination event include a payment not to exceed three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty six months. In addition, the Agreements provide that following termination of employment the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination; all incentive awards not yet paid will be payable; and the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options. All Change in Control Agreements, with the exception of the Agreement with John Kean, Jr., provide that in the event that any payment or benefit received under the Agreement would be an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment. The Agreement with John Kean, Jr. provides that if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, then the Company (or its successor) shall gross-up the payments to be made to him so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment.

       Except as set forth above, the Company is not party to any other employment, change in control or termination agreements with executive officers.



                                 OTHER BUSINESS

       The Board of Directors does not intend to present any other business at the Annual Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

     ANNUAL REPORT

       The Annual Report of the Company for the fiscal year ended
     September 30, 1996 has previously been mailed to shareholders, who are referred to such report for financial and other information about the Company.

       The Company will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of the Company's Common Stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, General Counsel and Secretary, 550 Route 202 206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

     SHAREHOLDER PROPOSALS

       Shareholders are entitled to submit proposals for consideration at the Company's 1998 Annual Meeting. Shareholders who desire to submit a proposal to be considered for inclusion in the Proxy Statement relating to that meeting must satisfy certain informational and stock ownership requirements established by the Securities and Exchange Commission and submit such proposal to the Secretary of the Company at 550 Route 202 206, P.O. Box 760, Bedminster, New Jersey 07921-0760 no later than October 5, 1997.

                                      By Order of the Board of Directors


                                      JAMES R. VAN HORN
                                      General Counsel and Secretary

     Dated: February 3, 1997
     Bedminster, New Jersey





Back Page




                        (DIRECTIONS TO MEETING LOCATION)




Proxy Card

(Logo)
     NUI Corporation

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John Kean, John Kean, Jr. and James R. Van Horn, or any one of them, each with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NUI Corporation to be held at 10:30 a.m. on March 11, 1997, or at any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR with respect to items 1 and 2.

     (Continued, and to be marked, dated and signed, on the other side)

     Whether or not you expect to attend the meeting you are requested to date and sign this proxy and mail it promptly in the enclosed envelope.

                                                                SEE REVERSE
                                                                SIDE

                                Fold and Detach Here


Reverse Side of Proxy Card


     Please mark your
     votes as in this
     example.

     1.   Election of Directors

                               WITHHELD
                      FOR      FOR ALL

     Nominees:
     James J. Forese
     R. Van Whisnand

     WITHHELD FOR: (Write that nominee's name in the space provided below).

      ____________________________

     2. Ratification of the appointment of Arthur Andersen LLP, as the Company's independent public accountants.

                 FOR            AGAINST       ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                         Please mark this box if
                                         you plan to attend the
                                         Annual Meeting in person    ------



                                          Please sign exactly as name appears
                                          hereon. When shares are held by
                                          joint tenants, both should sign.
                                          When signing as an attorney,
                                          executor, administrator, trustee,
                                          or guardian, please give full title
                                          as such. If a corporation, or
                                          limited liability company, please sign
                                          in full corporate name by President
                                          or other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized person.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THIS PROXY CARD PROMPTLY USING THE
                                           ENCLOSED PREPAID ENVELOPE.

                                           ---------------------------

                                           ---------------------------
                                           SIGNATURE(S)           DATE